Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
mediateam@allstate.com        (847) 402-2800

Allstate Reports Second Quarter 2025 Results

NORTHBROOK, Ill., July 30, 2025 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2025.
“Allstate had strong operating and financial performance in the second quarter while executing our growth strategies,” said Tom Wilson, who leads The Allstate Corporation. “Revenues increased to $16.6 billion and net income was $2.1 billion for the quarter. Adjusted net income* was $1.6 billion, $5.94 per diluted share, which excludes a $643 million gain from the Employer Voluntary Benefits business divestiture.”
“In addition to strong financial results, we are creating shareholder value by increasing growth and proactively managing investments and capital. Total policies in force increased to 208 million, 4% higher than last year, led by Protection Plans. Personal property-liability policies have begun to grow due to expanded distribution, new products and increased marketing. Protection Plans continued to expand with international revenues up 30% above the prior year. The $77.4 billion investment portfolio generated $754 million of income in the quarter while lowering overall portfolio risk. Redeployment of capital out of the health businesses was completed on July 1 with the sale of Group Health, bringing total divestiture proceeds to $3.25 billion for this segment,” concluded Wilson.

Second Quarter 2025 Results
•Total revenues of $16.6 billion in the second quarter of 2025 were $919 million or 5.8% higher than the prior year quarter.
•Net income applicable to common shareholders was $2.1 billion in the second quarter of 2025 compared to $301 million in the prior year quarter, reflecting strong operating results and a $643 million gain, after-tax, from the sale of the Employer Voluntary Benefits business.
•Adjusted net income* was $1.6 billion, or $5.94 per diluted share, compared to $429 million in the prior year quarter.
•Adjusted net income return on common shareholders equity* was 28.6%.

Exhibit 99.1

The Allstate Corporation Consolidated Highlights
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions, except per share data and ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Consolidated revenues	$16,633	$15,714	5.8%	$33,085	$30,973	6.8%
Net income applicable to common shareholders	2,079	301	NM	2,645	1,490	77.5%
per diluted common share	7.76	1.13	NM	9.85	5.58	76.5%
Adjusted net income*	1,591	429	NM	2,540	1,796	41.4%
per diluted common share*	5.94	1.61	NM	9.46	6.73	40.6%
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				29.6%	19.3%	10.3
Adjusted net income*				28.6%	21.6%	7.0
Common shares outstanding (in millions)				263.8	264.0	(0.1)%
Book value per common share				$82.40	$62.14	32.6%
Property-Liability insurance premiums earned	14,346	13,339	7.5%	28,373	26,239	8.1%
Property-Liability combined ratio
Recorded	91.1	101.1	(10.0)	94.2	97.1	(2.9)
Underlying combined ratio*	79.5	85.3	(5.8)	81.3	86.1	(4.8)
Catastrophe losses	$1,990	$2,120	(6.1)%	$4,192	$2,851	47.0%
Total policies in force (in thousands)				208,187	199,877	4.2%
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful
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•Property-Liability earned premiums of $14.3 billion increased 7.5% in the second quarter of 2025 compared to the prior year quarter, primarily driven by higher average premiums and modest policy in force growth. Underwriting income was $1.3 billion compared to a loss of $145 million in the prior year quarter.

Property-Liability Results
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$15,047	$14,279	5.4%	$29,344	$27,462	6.9%
Premiums earned	14,346	13,339	7.5%	28,373	26,239	8.1%
Policies in force (in thousands)				37,900	37,677	0.6%
Underwriting income (loss)	$1,280	$(145)	NM	$1,640	$753	117.8%
Recorded combined ratio	91.1	101.1	(10.0)	94.2	97.1	(2.9)
Underlying combined ratio*	79.5	85.3	(5.8)	81.3	86.1	(4.8)
◦Premiums written increased 5.4% compared to the prior year quarter driven mainly by higher average premiums.

◦Policies in force increased by 0.6% as a 31.3% decline in commercial policies partially offset growth in personal property-liability.

◦Property-Liability combined ratio was 91.1 for the quarter which was an improvement of 10.0 points versus the prior year quarter due to improved underlying margins and favorable prior year non-catastrophe reserve reestimates.

Exhibit 99.1
◦Allstate Protection auto insurance generated strong margins while accelerating new business growth, which increased policies in force compared to the prior year quarter.

Allstate Protection Auto Results
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions, except ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$9,533	$9,284	2.7%	$19,381	$18,641	4.0%
Premiums earned	9,528	9,079	4.9%	18,875	17,857	5.7%
Underwriting income	1,331	370	NM	2,147	721	NM
Policies in force (in thousands)				25,243	25,124	0.5%
Recorded combined ratio	86.0	95.9	(9.9)	88.6	96.0	(7.4)
Underlying combined ratio*	87.8	93.5	(5.7)	89.5	94.3	(4.8)

◦Written and earned premiums grew 2.7% and 4.9% compared to the prior year quarter, respectively, primarily due to higher average premiums.

◦Auto insurance rate increases result in an annualized premium impact of 0.4% in the second quarter, reflecting continued moderation in loss cost trends.

◦Auto insurance policies in force have begun to grow due to expanded distribution, increased marketing, new products and sophisticated rating plans. Policies grew by 0.5% as a 24.8% increase in new business was negatively impacted by reductions in New York and New Jersey and lower customer retention. Policy growth was 1.9% over the prior year, excluding New York and New Jersey, which have pending regulatory requests which would open these markets.

◦The recorded auto insurance combined ratio of 86.0 in the second quarter of 2025 was a 9.9 point improvement from the prior year quarter, reflecting higher average earned premiums, moderating loss costs and favorable prior year non-catastrophe reserve releases.

◦Prior year non-catastrophe reserve reestimates were favorable $415 million in the second quarter, a 4.3 point combined ratio impact, reflecting improvement in loss trends.

◦The underlying auto insurance combined ratio* of 87.8 in the second quarter of 2025 was a 5.7 point improvement from the prior year quarter, as higher average earned premiums continued to outpace loss and expense trends.

◦Allstate Protection homeowners insurance generated an underwriting loss of $76 million compared to a loss of $375 million in the prior year. Underlying margins improved and policies in force increased.

Allstate Protection Homeowners Results
	As of or for the three months ended June 30,			As of or for the six months ended June 30,
($ in millions, except ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$4,395	$3,845	14.3%	$7,848	$6,719	16.8%
Premiums earned	3,771	3,255	15.9%	7,428	6,409	15.9%
Underwriting (loss) income	(76)	(375)	(79.7)%	(527)	189	NM
Policies in force (in thousands)				7,596	7,426	2.3%
Recorded combined ratio	102.0	111.5	(9.5)	107.1	97.1	10.0
Catastrophe Losses	$1,614	$1,616	(0.1)%	$3,438	$2,171	58.4%
Underlying combined ratio*	58.6	63.5	(4.9)	60.5	64.5	(4.0)

◦Written premiums and earned premiums increased by 14.3% and 15.9% compared to the prior year quarter, respectively, due to higher average premium and policies in force growth of 2.3%.

Exhibit 99.1
◦A 13.7% increase in Allstate brand homeowners insurance average gross written premium compared to the prior year quarter reflects continued rate increases and higher insured home replacement costs.

◦Catastrophe losses of $1.6 billion in the quarter were in line with the prior year quarter.

◦The recorded homeowners insurance combined ratio of 102.0 was 9.5 points below the second quarter of 2024, due to higher average premiums and favorable underlying trends.

◦The underlying combined ratio* of 58.6 improved by 4.9 points compared to the prior year quarter primarily driven by higher average premiums and favorable non-catastrophe claim frequency.
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•Protection Services continues to broaden protection to customers through five businesses that include embedded Allstate branded offerings in non-insurance purchases. Revenues increased to $867 million in the second quarter of 2025, 12.2% higher than the prior year quarter, primarily due to Allstate Protection Plans. Adjusted net income of $60 million increased by $5 million compared to the prior year quarter.

Protection Services Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2025	2024	% / $ Change	2025	2024	% / $ Change
Total revenues (1)	$867	$773	12.2%	$1,727	$1,526	13.2%
Allstate Protection Plans	563	483	16.6	1,103	947	16.5
Allstate Dealer Services	148	148	—	294	294	—
Allstate Roadside	56	51	9.8	111	117	(5.1)
Arity	59	52	13.5	138	91	51.6
Allstate Identity Protection	41	39	5.1	81	77	5.2

Adjusted net income	$60	$55	$5	$115	$109	$6
Allstate Protection Plans	51	41	10	96	81	15
Allstate Dealer Services	4	6	(2)	8	12	(4)
Allstate Roadside	11	8	3	22	19	3
Arity	(8)	(2)	(6)	(14)	(6)	(8)
Allstate Identity Protection	2	2	—	3	3	—
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans continued to expand distribution relationships and product offerings. Revenue of $563 million increased $80 million, or 16.6%, compared to the prior year quarter reflecting strong international growth. Adjusted net income of $51 million in the second quarter of 2025 was $10 million higher than the prior year quarter.

◦Allstate Dealer Services generated revenue of $148 million and adjusted net income of $4 million, a slight decline compared to $6 million in the prior year quarter due to higher loss costs.

◦Allstate Roadside revenue of $56 million in the second quarter of 2025 increased 9.8% compared to the prior year quarter reflecting increased bundling with Allstate branded Affordable, Simple, Connected auto insurance products and higher third-party sales. Adjusted net income of $11 million in the second quarter was $3 million higher than the prior year quarter.

◦Arity revenue of $59 million increased $7 million compared to the prior year quarter, due to higher lead generation revenue. Adjusted net loss of $8 million in the second quarter of 2025 compared to a $2 million loss in the prior year reflecting increased operating expenses.

◦Allstate Identity Protection revenue of $41 million in the second quarter of 2025 increased 5.1% compared to the prior year quarter reflecting growth in the employee benefits channel. Adjusted net income of $2 million in the second quarter of 2025 was unchanged compared to the prior year quarter.
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Exhibit 99.1
•Allstate Health and Benefits
◦The sale of the Employer Voluntary Benefits business closed on April 1, 2025, generating a financial book gain of $643 million, after-tax, in the second quarter of 2025.

◦The sale of the Group Health business closed on July 1, 2025, generating a financial book gain of approximately $500 million that will be recorded in the third quarter of 2025. Operating results were reported in the Health and Benefits segment, and the assets and liabilities of the business are classified as held for sale for the second quarter.

◦Premiums and contract charges for health and benefits decreased 50.4%, or $239 million, compared to the prior year quarter primarily due to the sale of the Employer Voluntary Benefits business.

◦Adjusted net income of $4 million in the second quarter was $54 million lower than prior year quarter attributable to the sale of the Employer Voluntary Benefits business and increased benefit utilization in the Group Health and Individual Health businesses.

Allstate Health and Benefits Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2025	2024	% Change	2025	2024	% Change
Premiums and contract charges	$235	$474	(50.4)%	$722	$952	(24.2)%
Employer voluntary benefits	—	246	NM	243	494	(50.8)
Group health	123	120	2.5	247	238	3.8
Individual health	112	108	3.7	232	220	5.5
Adjusted net income	$4	$58	(93.1)	$34	$114	(70.2)%
Employer voluntary benefits	—	28	NM	22	45	(51.1)
Group health	9	28	(67.9)	21	56	(62.5)
Individual health	(5)	2	NM	(9)	13	NM
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•Allstate Investments uses a proactive approach to balance risk and return for the $77.4 billion portfolio. Net investment income of $754 million in the second quarter of 2025, increased by $42 million from the prior year quarter primarily due to market-based portfolio growth, partially offset by lower performance-based income.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2025	2024	$ / pts Change	2025	2024	$ / pts Change
Net investment income	$754	$712	$42	$1,608	$1,476	$132
Market-based (1)	733	667	66	1,452	1,293	159
Performance-based (1)	79	107	(28)	275	308	(33)
Net gains (losses) on investments and derivatives	$(144)	$(103)	$(41)	$(493)	$(267)	$(226)
Change in unrealized net capital gains and losses, pre-tax (2)	$492	$(152)	$644	$1,032	$(425)	$1,457
Total return on investment portfolio (2)	1.4%	0.7%	0.7	2.8%	1.1%	1.7
Total return on investment portfolio (2) (trailing twelve months)				5.4%	5.3%	0.1
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $733 million in the second quarter of 2025, an increase of $66 million, or 9.9%, compared to the prior year quarter, reflecting increased asset balances and slightly higher fixed income yields in the $67.1 billion market-based portfolio.

◦Performance-based investment income totaled $79 million in the second quarter of 2025, a decrease of $28 million compared to the prior year quarter reflecting lower private equity valuation increases. The overall portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns; volatility in reported results is expected.

Exhibit 99.1
◦Net losses on investments and derivatives were $144 million in the second quarter of 2025, compared to losses of $103 million in the prior year quarter. Second quarter 2025 losses were driven by sales of fixed income securities partially offset by valuation increases on equity instruments.

◦Unrealized net capital gains improved by $492 million to the prior quarter as lower interest rates resulted in higher fixed income valuations and prior unrealized loss balances were converted to realized through fixed income sales.

◦Total return on the investment portfolio was 1.4% for the second quarter of 2025 and 5.4% for the latest twelve months.

◦Macroeconomic impacts are regularly monitored through our integrated Enterprise Risk and Return Management framework. In the second quarter of 2025, investment risks were lowered by reducing public equity and high yield bond allocations and shortening the fixed income portfolio duration.

Proactive Capital Management
“Allstate’s results support our growth strategy creating shareholder value,” said Jess Merten, Chief Financial Officer. “Adjusted net income return on equity* was 28.6% for the latest 12 months. Divestiture of the Employer Voluntary Benefits and Group Health businesses positions those businesses for success and reallocates capital to Allstate’s strategic growth opportunities. Shareholders also benefited from a 9% increase in the quarterly dividend to $1.00 per common share, and we repurchased $341 million of common stock.”

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, July 31. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a wide array of protection for autos, homes, electronic devices, and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online, and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2025	December 31, 2024
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $54,383 and $53,616)	$54,435	$52,747
Equity securities, at fair value (cost $2,171 and $4,329)	2,397	4,463
Mortgage loans, net	807	784
Limited partnership interests	9,194	9,255
Short-term, at fair value (amortized cost $9,642 and $4,539)	9,640	4,537
Other investments, net	964	824
Total investments	77,437	72,610
Cash	995	704
Premium installment receivables, net	11,271	10,614
Deferred policy acquisition costs	5,930	5,773
Reinsurance and indemnification recoverables, net	9,645	8,924
Accrued investment income	628	615
Deferred income taxes	117	231
Property and equipment, net	619	669
Goodwill	3,118	3,245
Other assets, net	5,419	5,140
Assets held for sale	715	3,092
Total assets	$115,894	$111,617
Liabilities
Reserve for property and casualty insurance claims and claims expense	$44,141	$41,917
Reserve for future policy benefits	304	269
Unearned premiums	28,005	26,909
Claim payments outstanding	1,655	1,567
Other liabilities and accrued expenses	9,683	9,390
Debt	8,087	8,085
Liabilities held for sale	14	2,113
Total liabilities	91,889	90,250
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 264 million and 265 million shares outstanding	9	9
Additional capital paid-in	4,084	4,029
Retained income	55,400	53,288
Treasury stock, at cost (636 million and 635 million shares)	(37,418)	(36,996)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	36	(771)
Unrealized foreign currency translation adjustments	(106)	(145)
Unamortized pension and other postretirement prior service credit	11	11
Discount rate for reserve for future policy benefits	2	16
Total accumulated other comprehensive loss	(57)	(889)
Total Allstate shareholders’ equity	24,019	21,442
Noncontrolling interest	(14)	(75)
Total equity	24,005	21,367
Total liabilities and equity	$115,894	$111,617

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Revenues
Property and casualty insurance premiums	$15,041	$13,952	$29,739	$27,464
Accident and health insurance premiums and contract charges	235	474	722	952
Other revenue	747	679	1,509	1,348
Net investment income	754	712	1,608	1,476
Net gains (losses) on investments and derivatives	(144)	(103)	(493)	(267)
Total revenues	16,633	15,714	33,085	30,973

Costs and expenses
Property and casualty insurance claims and claims expense	10,249	10,801	21,064	20,302
Accident, health and other policy benefits	188	291	521	587
Amortization of deferred policy acquisition costs	2,076	2,001	4,163	3,940
Operating costs and expenses	2,135	2,019	4,380	3,904
Pension and other postretirement remeasurement (gains) losses	—	(9)	78	(11)
Restructuring and related charges	15	13	31	23
Amortization of purchased intangibles	57	70	116	139
Interest expense	100	98	200	195
Total costs and expenses	14,820	15,284	30,553	29,079

Gain on disposition of operations	890	—	890	—

Income from operations before income tax expense	2,703	430	3,422	1,894

Income tax expense	604	83	727	349

Net income	2,099	347	2,695	1,545

Less: Net (loss) income attributable to noncontrolling interest	(10)	16	(9)	(4)

Net income attributable to Allstate	2,109	331	2,704	1,549

Less: Preferred stock dividends	30	30	59	59

Net income applicable to common shareholders	$2,079	$301	$2,645	$1,490

Earnings per common share:
Net income applicable to common shareholders per common share - Basic	$7.86	$1.14	$9.98	$5.65
Weighted average common shares - Basic	264.6	264.1	264.9	263.8
Net income applicable to common shareholders per common share - Diluted	$7.76	$1.13	$9.85	$5.58
Weighted average common shares - Diluted	267.9	267.1	268.4	266.8

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended June 30,
	2025	2024	2025	2024
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$2,079	$301	$7.76	$1.13
Net (gains) losses on investments and derivatives	144	103	0.54	0.38
Pension and other postretirement remeasurement (gains) losses	—	(9)	—	(0.03)
Amortization of purchased intangibles	57	70	0.21	0.26
Gain on disposition	(893)	(1)	(3.33)	—
Income tax expense (benefit)	204	(35)	0.76	(0.13)
Adjusted net income *	$1,591	$429	$5.94	$1.61

	Six months ended June 30,
	2025	2024	2025	2024
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$2,645	$1,490	$9.85	$5.58
Net (gains) losses on investments and derivatives	493	267	1.84	1.00
Pension and other postretirement remeasurement (gains) losses	78	(11)	0.29	(0.04)
Amortization of purchased intangibles	116	139	0.43	0.52
Gain on disposition	(893)	(5)	(3.33)	(0.02)
Income tax expense (benefit)	101	(84)	0.38	(0.31)
Adjusted net income *	$2,540	$1,796	$9.46	$6.73

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2025	2024
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$5,705	$2,909
Denominator:
Beginning Allstate common shareholders’ equity	$16,592	$13,516
Ending Allstate common shareholders’ equity (1)	22,018	16,592
Average Allstate common shareholders’ equity	$19,305	$15,054
Return on Allstate common shareholders’ equity	29.6%	19.3%

($ in millions)	For the twelve months ended June 30,
	2025	2024
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$5,650	$3,551

Denominator:
Beginning Allstate common shareholders’ equity	$16,592	$13,516
Less: Unrealized net capital gains and losses	(938)	(1,845)
Adjusted beginning Allstate common shareholders’ equity	17,530	15,361

Ending Allstate common shareholders’ equity (1)	22,018	16,592
Less: Unrealized net capital gains and losses	36	(938)
Adjusted ending Allstate common shareholders’ equity	21,982	17,530
Average adjusted Allstate common shareholders’ equity	$19,756	$16,446
Adjusted net income return on Allstate common shareholders’ equity *	28.6%	21.6%
_____________
(1) Excludes equity related to preferred stock of $2,001 million for both periods shown.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Combined ratio	91.1	101.1	94.2	97.1
Effect of catastrophe losses	(13.9)	(15.9)	(14.8)	(10.9)
Effect of prior year non-catastrophe reserve reestimates	2.6	0.5	2.2	0.3
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.3)	(0.4)
Underlying combined ratio*	79.5	85.3	81.3	86.1

Effect of prior year catastrophe reserve reestimates	—	(1.0)	—	(1.1)

Allstate Protection - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Combined ratio	86.0	95.9	88.6	96.0
Effect of catastrophe losses	(2.2)	(3.9)	(2.2)	(2.6)
Effect of prior year non-catastrophe reserve reestimates	4.3	1.9	3.4	1.3
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.3)	(0.4)
Underlying combined ratio*	87.8	93.5	89.5	94.3

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	(0.2)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Combined ratio	102.0	111.5	107.1	97.1
Effect of catastrophe losses	(42.8)	(49.6)	(46.3)	(33.9)
Effect of prior year non-catastrophe reserve reestimates	(0.3)	1.9	—	1.6
Effect of amortization of purchased intangibles	(0.3)	(0.3)	(0.3)	(0.3)
Underlying combined ratio*	58.6	63.5	60.5	64.5

Effect of prior year catastrophe reserve reestimates	0.5	(3.9)	0.3	(4.3)

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